Exhibit 10.11

IN THE YEAR TWO THOUSAND TWO

On the fourth of November

APPEARED

Before us, TOM VERBIST, Esq., Notary Public based in Geel:

1. The PROVINCE OF ANTWERP, with offices at 2018 Antwerp, Koningin Elisabethlei 22, represented herein by: Mr. Walter Alfons QUADENS, director at the Antwerp Provincial Executive, residing at 3120 Tremelo, Meiboomlaan 25 (ID card number 149-0024555-86, national ID number 38.07.21.193-24), acting pursuant to the power of attorney granted by the Provincial Executive in its meeting of September 5, 2002 and acting in fulfillment of a resolution made by the Provincial Council of October 1, 2002. A certified true copy of both the Provincial Executive’s power of attorney and of the resolution made by the Provincial Council will remain attached to the current deed (Annexes 1 and 2).

Hereinafter referred to as “the Lessor”,

2. The corporation GENZYME FLANDERS, having its registered office at 2440 Geel, Cipalstraat 8, registered in the Turnhout trade register under number 92.191 and for Value Added Tax purposes under number 475.955.046, established pursuant to the deed executed before Notary Public Luc Talloen in Louvain on October 30, 2001, published by extract in the appendix to the Belgian Bulletin of Acts, Orders and Decrees dated November 17, 2001, with number 20011117-029, whose articles of incorporation were amended recently pursuant to the extraordinary general meeting for which the minutes were drawn up by Notary Public Luc Talloen in Louvain on March 29, 2002, published by extract in the appendix to the Belgian Bulletin of Acts, Orders and Decrees dated May 1, 2002, under number 20020501-313:

Represented herein by: Mrs. Lutgarde SULS, financial controller (ID card number 002-0621711-93, national ID number 571004), residing at 2100 Antwerp-Deurne, Bisschoppenhoflaan 173, pursuant to the authentic power of attorney executed before the undersigned notary public on October 18, 2002, of which a copy will be submitted for entry purposes.

Hereinafter referred to as “the Lessee”.

The aforementioned parties requested the executing notary to draw up the deed pertaining to the lease agreement they concluded as follows:

PRELIMINARY EXPLANATION

Pursuant to the deed executed before the undersigned notary public with intervention of Notary Public Luc Talloen in Louvain on November 15, 2001, the corporation PHARMING, having its registered offices at 2440 Geel, Cipalstraat 8, registered in the Turnhout trade register under number 80.379 and for Value Added Tax purposes under number 458.398.640, transferred all of its rights and obligations resulting from the deed executed before Notary Public Luc Moortgat in Geel on June 25, 1998 pertaining to the lease establishment in its favor by the Province of Antwerp on the real property described below, to the corporation GENZYME FLANDERS NV/SA, lessee for the purposes of this document.

Description of real property

City of GEEL

A parcel of land located at Eyckevelden and Cipalstraat, registered according to title at the land registry as District K, number 46, 44/A, 44/B, 45/A, 47/B, 48/G/portion, 48/H/portion and according the most recent land registry certificate as District K, number 46, 44/B, 45/A, 47/B, 48/M, 48/P, and 44/E, with a total area according to title and land register of 2 hectares, sixty-seven ares, ninety-four centiares (2 ha 67 a 94 ca).

In addition, under the same deed, the aforementioned corporation PHARMING transferred all of its constructions erected under the lease it was granted to the corporation GENZYME FLANDERS NV/SA, in this document referred to as the Lessee.

Pursuant to correspondence dated October 17 and November 14, 2001 from the Province of Antwerp in its capacity of Lessor, the latter communicated its agreement with this transfer of the lease and the constructions erected.

LEASE AMENDMENTS AND LEASE ESTABLISHMENT

Article 1: Lease Amendment — Lease Establishment.

With this document the Lessor and the Lessee agree to extend the lease agreement between them pertaining to the above mentioned property, also including the property described below under #2., established pursuant to the aforementioned authentic deed executed before Notary Public Luc Moortgat in Geel on June 25, 1998 and transferred to the Lessee pursuant to a deed executed before the undersigned notary public with the intervention of Notary Public Luc Talloen in Louvain on November 15, 2001, as explained below. The terms and conditions thereof will be amended in accordance with the provisions of this deed.

Subsequently, the Lessor grants to the Lessee a lease, accepted by the latter, in accordance with the provisions of the Law of January 10, 1824, subject to the amendments resulting from the current deed, to the real property described below under #1. and #3.

CITY OF GEEL, third district

1. Parcels of land, registered at the land registry according to a recent land registry extract as District K, numbers 44/D and 69/C/portion, with a measured area of fifty-nine ares, fourteen centiares (59 a 14 ca).

2. Parcels of land, registered at the land registry according to a recent land registry extract as District K, numbers 44/B, 44/E, 45/A, 46, 47/B, 48/M, and 48/P, with a measured area of two hectares, sixty-seven ares, ninety-four centiares (2 ha 67 a 94 ca).

3. Parcels of land, registered at the land registry according to a recent land registry extract as District K, numbers 52/D and 52/F, with a measured area of forty-eight ares, ninety-three centiares (48 a 93 ca).

As these properties are shown respectively under “Lot 1”, “Lot 2” and “Lot 3” on a survey plan dated January 31, 2002, drafted by Mr. Van Roy, provincial surveyor, which plan remained attached to a deed of power of attorney executed before the undersigned Notary Public on October 18, 2002, referred to above, and as these properties mentioned below have already been referred to as “the Property”.

We repeat once again, as necessary, that the constructions on the property described above under #2. already belong to the Lessee pursuant to the above mentioned authentic deed executed before the undersigned notary public with the intervention of Notary Public Luc Talloen in Louvain, on November 15, 2001.

Property origin.

The Lessor confirms to be the owner of the previously described real property as follows:

•	partially (at the time the lots in Section K, numbers 47, 48A, 67, 51, 52A/ex, 53A/ex, and 54C/ex) pursuant to a purchase instrument executed before the governor of the Province of Antwerp, Mr. Richard Declerck, on March 19, 1957, at the time acquired from the Commissie van Openbare Onderstand (Welfare Commission) in Geel, transferred at the only mortgage office operating at that time in Turnhout on March 20 and recorded in Book 4301, number 50;

•	partially (at the time the lot in Section K, number 69) pursuant to a public auction before notaries public Jean Verbist in Geel and Modest Moortgat in Geel on August 28, 1963, transferred at the only mortgage office operating at that time in Turnhout on October 25, and recorded in Book 5129, number 28, acquired from Mr. CLAES Jean-François;

•	partially (at the time the lots in Section K, numbers 52B, 53B and 54E) pursuant to a purchase instrument executed before the governor of the Province of Antwerp, on December 20, 1963, acquired from the Commissie van Openbare Onderstand (Welfare Commission) in Geel;

•	partially (old local road, without land registry number) pursuant to a purchase instrument executed before the governor of the Province of Antwerp, on May 20, 1966, acquired from the municipality of Geel;

•	partially (at the time the lot in Section K, number 55B) pursuant to a purchase instrument executed before the governor of the Province of Antwerp, on June 28, 1966, acquired from Mr. SPRENGERS Robert;

•	partially (at the time the lot in Section K, number 48C/ex) pursuant to an exchange instrument executed before the governor of the Province of Antwerp, on November 30, 1966, acquired from Mr. LORNOY Gregorius;

•	partially (at the time the lots in Section K, numbers 44 and 45, 68 and 46) pursuant to expropriation judgments pronounced by the Justice of the Peace in Mol on May 11, 1967 against Mr. DE PEUTER José, Mr. VAN ROOSBROECK Joseph and Mr. VAN SANT Alphonsus, granted at the competent registration office on May 12, 1967, with the mention not to register, however included under 177-1/15-1967.

Article 2: Condition of a property — Easements.

The property is made available to the Lessee on an “as is” basis, with all its visible and invisible defects, with all joint properties and easements, which could be related to the property. The Lessor confirms he knows the property and does not require any additional description.

The Lessor, represented as referred to above, declares he is not aware of any easements, with the exception of the easement included in the aforementioned lease establishment deed dated June 25, 1998, and reproduced verbatim hereinafter (translation from Dutch):

“In this regard, the Lessor states that a purchase instrument executed before the governor of the Province of Antwerp, Mr. Richard Declerck, on March 19, 1957, at the time acquired from the Commissie van Openbare Onderstand (Welfare Commission) in Geel, transferred at the only mortgage office operating at that time in Turnhout on March 20 and recorded in Book 4301, number 50, includes the following conditions, literally reproduced hereafter insofar as they are still in effect:

In this respect it is explicitly stipulated that the lots sold have Right of Road System along the existing easement road referred to in yellow on the aforementioned plan”.

The Lessee is subrogated to the rights and obligations referred to in the above mentioned provisions, as far as applicable and related to the property, and the current clause cannot grant any rights to third parties in addition to the rights resulting from regular and expired titles or from the law.

Article 3: Destination of the Property.

The Lessor makes available the land to be used for the establishment of a company specialized in technology or a company providing support or services to said firm.

The Lessee is not allowed to modify this destination without prior, explicit, written authorization from the Lessor, under penalty of termination by operation of law of this lease agreement and the transfer by operation of law to the Lessor of the title to the buildings erected.

Article 4: Duration of the Lease.

With respect to the property described above under #2. the Lessor and the Lessee agree to extend the existing lease (established pursuant to the above mentioned deed on June 25, 1998 for fifty consecutive years) to ninety-nine (99) consecutive years, ending on June 24, 2097.

Regarding the properties described above under #1. and #3. the lease is granted for an indivisible period starting today and ending on June 24, 2097.

Article 5: Lease Compensation.

1)	For the real property under #1. and #3.

The lease related to the real properties mentioned under #1. and #3. is granted and accepted subject to an annual rent of fifty Belgian Francs (BEF 50) (EUR 1.24) per square meter, i.e. in total thirteen thousand three hundred ninety-four Euros and ninety-three cents (EUR 13,394.93) (base rent).

The total amount is calculated using the area as indicated on the plan referred to in Art. 1, and the rates, established by the Antwerp Provincial Executive during its meeting of December 12, 1996.

Said rent is adjusted annually on the expiry date based on the consumer price index, where the new rent is obtained by multiplying the base rent with a fraction where the denominator is made up of the index of the month prior to the coming into effect of this contract (i.e. the month of October 2002), and the numerator is made up of the index of the month prior to the adjustment.

The rent is due within two months after the annual expiry date. In the absence of payment within the period established, arrears of interest based on the annual legal interest rate will be payable by operation of law and without prior notice of default, calculated per month of delay and where each month started is counted as a complete month.

2)	For the real property under #2.

The lease related to the real property mentioned under #2. is granted and accepted subject to an annual rent as agreed upon in Article 4 of the above mentioned lease establishment deed with respect to this property, executed before Notary Public Luc Moortgat in Geel on June 25, 1998.

For taxation purposes, the annual rent is established at thirty-two francs per square meters (base canon indexed to date).

Article 6: Transfer of the Lease.

Without prior, written authorization from the Lessor, the Lessee is not allowed to transfer his lease in whole or in part, for value or for no consideration. He is also not permitted to lease out the real property acquired on a lease or to encumber said property with an easement or any other right in favor of a third party without obtaining the aforementioned authorization, subject to the provisions in Article 7 and 8 of this agreement.

Article 7: Building rights.

The Lessor hereby grants to the Lessee the right to grant building rights regarding the leased grounds, however only subject to including the following conditions in the building rights establishment deed:

•	the superficiary is not allowed to mortgage either the building rights, or the constructions erected based on this right;

•	the superficiary undertakes to respect the destination, referred to in Article 3 of this lease agreement;

•	the term for which the building rights are granted must not exceed the end date of this lease agreement; in any event, the building rights end by operation of law when this lease agreement ends by the lapse of the term, except when a new lease agreement is concluded at that time with the Province;

•	the title to the constructions erected pursuant to the building rights is vested in the superficiary, in this case the Lessee, at the expiry of the building rights;

•	while the building rights are in effect, the superficiary is not allowed to sell the constructions erected pursuant to these building rights without prior written authorization by the Lessor under this document.

Article 8: Mortgage.

The Lessor is only allowed to mortgage his lease provided that:

1. the mortgage serves as a security for an investment credit, that the credit does not exceed eighty percent (80%) of the amount of the initial investment value and the term of said credit never exceeds the term of said lease agreement;

2. In the mortgage establishment instrument, a clause is included where the mortgagee commits towards the Lessor:

a. to impose on the buyer the obligations agreed upon in this lease agreement when realizing a mortgage;

b. to first ask the Lessor whether he agrees with the buyer’s identity and activity, on the understanding that he can only refuse for a valid reason. The parties agree that non-conformity of the planned activity of the new Lessee with the urban development prescriptions for the area in question, will be a valid reason for a refusal by the Lessor;

c. to find an acquiring party of the lease within two years after the realization of the mortgage, in the absence whereof the lease is terminated by operation of law.

Article 9: Constructions to be erected.

The Lessee has the right to erect buildings and to plant on the grounds, on their own initiative and conserving the exclusive title to the buildings until the end of the lease contract.

If at the end of the contract the Lessee did not find an acquiring party for the buildings erected by or transferred to him or if the existing lease is not extended, the Lessor may choose to either take over the buildings without any obligation to pay compensation to the Lessee for their value or to request that the buildings be demolished at the expense and for the account of the Lessee.

Article 10. Maintenance and repairs.

The Lessee must maintain the real property described in Article 1 and perform all repairs required, if necessary. The Lessor is not held to any repairs.

Article 11. Termination by operation of law.

In the event of the Lessee’s dissolution, bankruptcy or liquidation, the lease established by means of the current contract terminates by operation of law. However, the lease remains in effect in favor of the mortgagee and the superficiary if the lease is subject to a mortgage or if building rights were established to the property subject to a lease.

Article 12. Costs.

All costs, charges and fees pertaining to this agreement are borne by the Lessee.

All taxes of any kind levied or to be levied on the leased property and the buildings to be erected are to be borne entirely by the Lessee.

Article 13: Urban Development Regulations.

The Lessor declares that for the property, referred to in the current agreement, no building permit has been issued to him. Regarding the possibility to build on the leased lot or to erect on the lot any fixed or movable structure, the Lessor communicated that by letter dated September 9, 1989, the Urban Development Office (Bestuur van Stedenbouw) reported that the Technologiezone lots in principle can be divided into lots for Small and Medium-Size Enterprises, only intended for computer science and complementary activities.

The Lessee’s attention is drawn to the fact that no construction or any fixed or movable structure may be erected on the property as long as no building permit is obtained.

In a letter dated June 21, 2002, of which the Lessee previously confirmed having received a copy, the city of Geel among other things informed the executing notary public that:

•	according to the Herentals-Mol regional plan, the property is located in “areas for community facilities and public use”;

•	the property is subject to a BPA (Bijzonder Plan van Aanleg or Special Planning Scheme) “Technologiezone M.B. 01-03-2002”;

•	no urban development violations have been noted for the property;

•	no non-expired environmental permit applies to the property;

•	the area is located within the boundaries of an archeological site;

•	the property is located in the proximity of a regional road (express way);

•	the property is adjacent to the registered watercourse Laerloop number 25, managed by the Water Management Department of the Antwerp Provincial Executive, located at Koningin Elisabethlei 22.

The aforementioned watercourse “Laerloop 25” falls under the “old atlas” category. The Lessee confirms having a copy of the memo drafted by the Provincial Executive pertaining to “Obligations and mandates to be observed by adjoining landowners or riparians pursuant to the regulations related to unnavigable, non-classified watercourses subject to the provincial regulation of October 27, 1955 (old atlas watercourses)”.

The undersigned notary public was asked to copy the text below in the current deed from verbal information provided by the Instituut voor het Archeologisch Patrominium (the Belgian Institute for Archeological Heritage): “If the owner intends to disrupt the soil of the lot (even by using deep ploughs, if applicable), the plans must first be submitted to the I.A.P. for advice and the work may be supervised from an archeological point of view.”

With respect to the applicable environmental permit(s) (dated October 9, 1997 — reference 9700298) regarding the property described above under 2., the Lessor states that — pursuant to Article 42, paragraph 2 of Vlarem I — the transfer of this (these) environmental permit(s) by the aforementioned corporation PHARMING to itself was reported: to the city of Geel on November 13, 2001, and to the province of Antwerp on November 14, 2001.

In a letter to the undersigned notary dated July 4, 2002, the Ministry of the Flemish Community, Antwerp Roads and Traffic Department, District and Regie 114 Geel, reported the following with respect to the real property registered with the land registry office as District K numbers 52/D and 69/C:

“The aforementioned properties are located along the R14 and the N126 roads:

At the level of the R14, the following regulations apply:

•	the current property limit is maintained without any changes.

•	the area of the back extension is established at 8.00 meters.

•	no expropriations have been planned.

•	no direct access to the R14 will be allowed.

•	the assignee renounces any complaint related to inconvenience caused by the R14, in particular any complaint regarding sound pollution.

At the level of the N126 (Diestseweg), the following regulations apply:

•	the designed building line is located at 9.00 meters from the axis of the road.

•	the area of the back extension is established at 8.00 meters.

•	no expropriations have been planned.”

The undersigned notary public reports that no work or activities referred to in Article 99 of the Flemish Decree pertaining to the organization of environmental planning may be performed on the property to which the current deed is related, if no urban development permit has been obtained.

Said Article 99 is as follows (free translation from Dutch):

No person is allowed to do the following without prior urban development permit:

1° To build, erect one or more fixed structures on a lot, to demolish, rebuild, renovate or expand an existing fixed structure or existing construction, with the exception of upkeep or maintenance activities [not related to the stability];

[2° To deforest within the meaning of the forest decree dated June 13, 1990 all areas covered with trees, as referred to in Article 3, par. 1 and 2 of said decree;]

[3° To cut down tall trees, individually, in a group or growing in a line, insofar as they are not part of the areas covered with trees within the meaning of Article 3, par. 1 and par. 2 of the forest decree of June 13, 1990;]

4° To considerably change the soil relief;

5° To usually use, prepare or organize a lot for:

a) storage of used or scrapped vehicles, of any material, or waste;

b) parking of vehicles, cars or trailers;

c) the installation of one or more movable structures which could be used for living purposes, such as trailers, campers, scrapped vehicles, tents;

d) the installation of one or more movable structures or rolling stock mainly used for advertising purposes;

6° To partially or completely change the main purpose of built-on real property in view of a new purpose, insofar as this change of function is included in a list of function changes requiring a permit, to be established by the Flemish government;

7° To change the number of living facilities in a building used to house a family or a single person, irrespective of the fact whether it is a single-family dwelling, an apartment, an apartment building, a bachelor or a furnished or unfurnished room;

8° To install or change ads or signs;

9° To build or change recreational grounds, including golf courts, soccer pitches, tennis courts and swimming pools.

To build and erect fixed structures, as referred to in the first paragraph, item #1, means to erect a building or a construction or to place a structure, even made from non-durable material, built into the ground, attached to the ground or supported on the ground for stability reasons, and intended to stay without being moved, even if it can be taken apart, moved or is completely underground. This also includes the functional assembling of material to create a fixed structure or construction, and the hardening of a surface.

Upkeep and maintenance activities [not related to stability] include activities performed to maintain the use of a building unchanged for the future and secure it by improving, repairing or replacing eroded or worn-out material or parts. [This does not include activities related to the constructive elements of the building, such as:

1° Replacing trusses or supporting beams of a roof, with the exception of local repairs;

2° Completely or partially renovating or replacing exterior walls, with or without recovering existing bricks.]

Tall trees as referred to in the first paragraph, item #3 mean all trees with a one-meter circumference at a height of 1 meter above the ground level.

A considerable relief change as referred to in the first paragraph, item #4 includes, without being limited to, each addition, pile-up, excavation or deepening changing the nature or function of the land.

Without prejudice to the first paragraph, item #5, section c, no urban development permit is required for camping with movable structures on a campground within the meaning of the decree dated March 3, 1993 pertaining to the statute of the grounds for recreational outdoor stays.

§ 2. The Flemish government may draw up a list of activities, actions and changes for which no urban development permit is required because of their nature and/or scope, contrary to the provisions of § 1.

§ 3. A provincial and a municipal urban development permit may complement the activities, actions and changes requiring a permit, referred to in § 1. They may also introduce the requirement of an urban development permit for the activities and actions exempted from permits in application of § 2.

Article 14: Soil decontamination.

1)	For the properties described under #1. and #3.

1. The Lessor declares that no structure is/was located and/or an activity is/was performed included in the list of structures and activities which may cause soil contamination, as referred to in Art. 3, first paragraph of the Soil Decontamination Decree, on the lots registered with the land registry office as District K numbers 44/D, 69/C, 52/D and 52/F.

2. The Lessor declares that before signing the agreement the Lessee was informed of the content of the soil certificates issued by OVAM on February 24, 2002 in accordance with Art.  36, first paragraph of the aforementioned decree.

Said soil certificates stipulate:

“For this cadastral lot, no data are available in the register of contaminated soils.

Note: As of October 1, 1996, lots where a structure is or was erected or an activity is or was performed included in the list as referred to in Article 3, first paragraph of the Soil Decontamination Decree can only be transferred if an orienting study has been submitted to OVAM in advance with reference to the transfer.

This certificate replaces all previously issued certificates.”

3. The Lessor declares to be satisfied with the above statements and to accept the properties in their current condition.

With respect to the properties, the Lessor states that he is not aware of any soil contamination which could cause damage to the Lessee or to third parties, or which could result in a soil decontamination obligation or risk management, in use restrictions or in other measures which may be imposed by the government.

4. The Lessee hereby confirms being aware that he may claim the nullity of a transfer which took place without complying with all provisions of Article 36 referred to above. If necessary, he states that he will confirm the previously concluded agreement or renounce each claim of nullity which could be made pursuant to Art. 36, fourth paragraph of the aforementioned Decree pertaining to the current lease agreement.

2)	For the property described under #2.

The Lessor hereby declares that, since the property described above under item #2 is only subject to a change of the terms and conditions of the existing lease agreement (established pursuant to the aforementioned deed dated June 25, 1998), it is not required to comply with the obligations imposed under Art. 37 ff. of the above mentioned Soil Decontamination Decree: it is not a transfer of land in accordance with Art. 18 of the Soil Decontamination Decree.

Article 15: Breaches committed by Lessee.

Any breach committed by the Lessee of the obligations resulting from the provisions of the current deed, by operation of law, will result in the nullification of the lease, without prejudice to the Lessor’s right to claim damages, if the occasion arises.

If the lease is encumbered with a mortgage or if building rights were established on the leased property, the Lessor only has the right to claim damages, in the event of a breach committed by the Lessee.

Article 16: Mortgage

The Lessor states that the leased property is free and unencumbered from any debt, entries, privileges and rights of mortgage, as well as from all incriminating transfers, with the exception of the following entry pertaining to the property described above under #2.:

•	the ex officio entry done at the second mortgage office in Turnhout on December 6, 2001 under number 77-I-06/12/2001-9020, in favor of the aforementioned corporation PHARMING and the third party debtors of all outstanding debts, against GENZYME FLANDERS NV/SA, Lessee under this transaction, for an amount of ten million five hundred fifty thousand Euros (EUR 10,550,000.00)

and for the lease transfer charges estimated at five percent (5%), on the lease on the property described above under item #2 with the constructions built on it, pursuant to the aforementioned deed executed before the undersigned notary public with intervention of notary public Luc Talloen in Louvain on November 15, 2001.

The Lessee states he is completely aware of this ex officio entry and releases the Lessor and the executing notary public from any obligation to provide further information in this respect.

Article 17: Release from ex officio entry

The land and mortgage registrar is released from taking all ex officio entries pursuant to this deed, for whatever reason, after the executing notary public informed the parties of its bearing.

Article 18: Residence

To execute this deed, the parties choose the following residence: for the Lessee: in Geel at Cipalstraat 8; and for the Lessor, at the Provinciehuis, Koningin Elisabethlei 22, in 2018 Antwerp.

FINAL PROVISIONS.

1. The parties confirm that they have been duly informed by the executing notary public regarding the rights, obligations and mandates resulting from the current deed and that they received impartial advice from him. They declare they deem this deed with all its related rights and obligations to be balanced and that they explicitly accept it.

2. The executing notary public confirms that the parties’ identity was confirmed to him by means of the documents required by law and submitted by parties.

WHEREOF DEED, executed in Geel, at our office, on the above mentioned date, and after a complete reading and explanation, acknowledged by all parties, signed by the parties and us, the notary public.

(followed by the signatures)

Registered in Geel on November 18, 2002 five pages and five deliveries Reg. 5 part 561 folio 30 box 7. Received: four thousand four hundred eighty-eight Euros and ninety-seven cents (€ 4,488.97). For the senior inspector. The senior auditor. (signed) I. GILIS.”

IN THE YEAR TWO THOUSAND TWO

On the eighteenth of October

APPEARED:

Before us, TOM VERBIST, Esq., Notary Public based in Geel:

The corporation GENZYME FLANDERS, having its registered office at 2440 Geel, Cipalstraat 8, registered in the Turnhout trade register under number 92.191 and for Value Added Tax purposes under number 475.955.046, established under the name GENZYME FLANDERS NV/SA pursuant to the deed executed before Notary Public Luc Talloen in Louvain on October 30, 2001, published by extract in the appendix to the Belgian Bulletin of Acts, Orders and Decrees dated November 17, 2001, with number 20011117-29, whose articles of incorporation were amended recently pursuant to the extraordinary general meeting for which the minutes were drawn up by Notary Public Luc Talloen in Louvain on March 29, 2002, published by extract in the appendix to the Belgian Bulletin of Acts, Orders and Decrees dated May 1, 2002, under number 20020501-313:

Represented herein by: Mr. Erik Theophiel Frank Antoon TAMBUYZER, residing in Oud-Heverlee (Sint-Joris-Weert), Oude Nethensebaan 31/A, acting in his capacity of Chief Executive Officer, in accordance with Art. 12 of the articles of incorporation, and appointed to this position by virtue of the extraordinary general meeting held immediately after establishing the above mentioned articles of incorporation on October 30, 2001, published by extract in the appendix to the Belgian Bulletin of Acts, Orders and Decrees dated November 21, 2001, under number 20011121-666.

Hereinafter invariably referred to as “the Mandator”.

PRELIMINARY EXPLANATION

Pursuant to the deed executed before the undersigned notary public with intervention of Notary Public Luc Talloen in Louvain on November 15, 2001, recorded at the second mortgage office in Turnhout on December 6, 2001, under number 77-T-06/12/01-9019, the corporation PHARMING, having its registered offices at 2440 Geel, Cipalstraat 8, registered in the Turnhout trade register under number 80.379 and for Value Added Tax purposes under number 458.398.640, transferred all of its rights and obligations resulting from the deed executed before Notary Public Luc Moortgat in Geel on June 25, 1998 pertaining to the lease establishment in its favor by the PROVINCE OF ANTWERP on the real property described below, to the corporation GENZYME FLANDERS NV/SA, appearing party for the purposes of this document.

City of GEEL

A parcel of land located at Eyckevelden and Cipalstraat, registered according to title at the land registry as District K, number 46, 44/A, 44/B, 45/A, 47/B, 48/G/portion, 48/H/portion and according the most recent land registry certificate as District K, number 46, 44/B, 45/A, 47/B, 48/M, 48/P, and 44/E, with a total area according to title and land register of 2 hectares, sixty-seven ares, ninety-four centiares (2 ha 67 a 94 ca).

In particular the real property described below under item #2.

In addition, under the same deed, the aforementioned corporation PHARMING transferred all of its constructions erected under the lease it was granted to the corporation GENZYME FLANDERS NV/SA, in this document referred to as the Appearing party.

2. POWER OF ATTORNEY

The corporation GENZYME FLANDERS NV/SA, represented as referred to above, subsequently stated it appoints the following person(s) as special mandatories:

1. Mrs. Lutgarde SULS, accountant, residing at 2100 Antwerp-Deurne, Bisschoppenhoflaan 173,

2.

Hereinafter referred to as “the Mandatory”,

With the authority to act separately and individually.

Whom he mandates to do the following on his behalf and on his account:

To amend the conditions of the existing aforementioned lease agreement regarding the property described below under item #2 and to conclude a lease agreement with the PROVINCE OF ANTWERP regarding the properties described below under item #1. and #3.

CITY OF GEEL, third district

1. Parcels of land, registered at the land registry according to a recent land registry extract as District K, numbers 44/D and 69/C/portion, with a measured area of fifty-nine ares, fourteen centiares (59 a 14 ca).

2. Parcels of land, registered at the land registry according to a recent land registry extract as District K, numbers 44/B, 44/E, 45/A, 46, 47/B, 48/M, and 48/P, with a measured area of two hectares, sixty-seven ares, ninety-four centiares (2 ha 67 a 94 ca).

3. Parcels of land, registered at the land registry according to a recent land registry extract as District K, numbers 52/D and 52/F, with a measured area of forty-eight ares, ninety-three centiares (48 a 93 ca).

As these properties are shown respectively under “Lot 1”, “Lot 2” and “Lot 3” on a survey plan dated January 31, 2002, drafted by Mr. Van Roy, provincial surveyor, the plan which is included in this deed (Annex 1).

Property origin

The constructions on the property described above under #2. already belong to the Lessee pursuant to the above mentioned authentic deed executed before the undersigned notary public with the intervention of Notary Public Luc Talloen in Louvain, on November 15, 2001.

The properties described above under #1., 2. (without constructions) and #3. are owned by the PROVINCE OF ANTWERP as follows:

•	partially (at the time the lots in Section K, numbers 47, 48A, 67, 51, 52A/ex, 53A/ex, and 54C/ex) pursuant to a purchase instrument executed before the governor of the Province of Antwerp, Mr. Richard Declerck, on March 19, 1957, at the time acquired from the Commissie van Openbare Onderstand (Welfare Commission) in Geel, transferred at the only mortgage office operating at that time in Turnhout on March 20 and recorded in Book 4301, number 50;

•	partially (at the time the lot in Section K, number 69) pursuant to a public auction before notaries public Jean Verbist in Geel and Modest Moortgat in Geel on August 28, 1963, transferred at the only mortgage office operating at that time in Turnhout on October 25, and recorded in Book 5129, number 28, acquired from Mr. CLAES Jean-François;

•	partially (at the time the lots in Section K, numbers 52B, 53B and 54E) pursuant to a purchase instrument executed before the governor of the Province of Antwerp, on December 20, 1963, acquired from the Commissie van Openbare Onderstand (Welfare Commission) in Geel;

•	partially (old local road, without land registry number) pursuant to a purchase instrument executed before the governor of the Province of Antwerp, on May 20, 1966, acquired from the municipality of Geel;

•	partially (at the time the lot in Section K, number 55B) pursuant to a purchase instrument executed before the governor of the Province of Antwerp, on June 28, 1966, acquired from Mr. SPRENGERS Robert;

•	partially (at the time the lot in Section K, number 48C/ex) pursuant to an exchange instrument executed before the governor of the Province of Antwerp, on November 30, 1966, acquired from Mr. LORNOY Gregorius;

•	partially (at the time the lots in Section K, numbers 44 and 45, 68 and 46) pursuant to expropriation judgments pronounced by the Justice of the Peace in Mol on May 11, 1967 against Mr. DE PEUTER José, Mr. VAN ROOSBROECK Joseph and Mr. VAN SANT Alphonsus, granted at the competent registration office on May 12, 1967, with the mention not to register, however included under 177-1/15-1967.

For the fees/compensation, and for the accounts and under the terms and conditions to be agreed upon by the Mandatory;

To determine the origin of the property; to make all statements; to agree on all provisions pertaining to easements and joint properties;

To determine the start of the usufruct and establish the place, method and terms of payment of the compensation, fees and all accessory items; to grant all warranties, privileges and mortgages as a security for payments or the execution of agreements; to enter into an agreement, to reach a settlement and to arrive at a compromise;

If one or more of the above mentioned legal acts were performed by an agent, to approve and ratify these;

To perform all legal acts for the above mentioned purpose, to sign all deeds and documents, to substitute, to choose residence and in general to do all that would be required or useful, even if it is not explicitly mentioned.

FINAL PROVISIONS.

1. The Appearing party confirms that he has been duly informed by the executing notary public regarding the rights, obligations and mandates resulting from the current deed and that he received impartial advice from him. He declares that he deems this deed with all its related rights and obligations to be balanced and that he explicitly accepts it.

2. The executing notary public confirms that the Appearing party’s identity was confirmed to him by means of the documents required by law.

WHEREOF DEED, executed in Geel, at our office, on the above mentioned date, and after a complete reading and explanation, acknowledged by the Appearing party, signed by the Appearing party and us, the notary public.

(followed by the signatures)

Registered in Geel on October 25, 2002 two pages and no deliveries Reg. 5 part 560 folio 30 box 15. Received: twenty-five Euros (€ 25.00). For the senior inspector. The senior auditor. (singed) I. GILIS.